EXHIBIT 4.6

THIS WARRANT AND THE COMMON STOCK RECEIVABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”), OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE TRANSFERRED OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED.

Void After 5:00 P.M., Pacific Time, on March 31, 2010

WARRANT TO PURCHASE COMMON STOCK

CENTIV, INC.

WARRANT NO. W-	ORIGINAL ISSUE DATE: MARCH 31, 2003

This is to Certify That, FOR VALUE RECEIVED,                           (“Holder”) is entitled to purchase, subject to the provisions of this Warrant, from CENTIV, INC. (the “Company”), at any time until 5:00 P.M., Pacific Time, on March 31, 2010 (“Expiration Date”),             shares (“Shares”) of the Company’s Common Stock, $.001 par value per share (“Common Stock”), which number is subject to adjustment from time to time as provided in this Warrant.  The exercise price of the Warrant shall be $0.50 per Share, subject to adjustment as provided in Section 8 hereof (“Exercise Price”).

This Warrant has been issued pursuant to the Securities Purchase Agreement dated March 31, 2003, among the Company and the purchasers identified therein (as amended from time to time, the “Purchase Agreement”).  The Holder is entitled to the rights in the Purchase Agreement and in the Investor Rights Agreement dated March 31, 2003 among the Company and the aforementioned purchasers (as amended from time to time, the “Investor Rights Agreement”), including the rights relating to the registration of the shares of Common Stock issuable under this Warrant, unless the Holder is not a party to those agreements and has not been validly assigned rights therein.

1.                                       Exercise of Warrant.  This Warrant may be exercised in whole or in part at any time or from time to time until the Expiration Date or if the Expiration Date is a day on which banking institutions are authorized by law to close, then on the next succeeding day which shall not be such a day, by presentation and surrender hereof to the Company or at the office its stock transfer agent, if any, with the Purchase Form annexed hereto as Exhibit A duly executed and, unless a net exercise is being made in accordance with Section 2, accompanied by payment of the Exercise Price for the number of Shares specified in such Form, in cash or check payable to the order of the Company.  The Shares so purchased shall be deemed to be issued to the Holder or the Holder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered and the completed Exhibit A shall have been delivered and, unless a net exercise is being made in accordance with Section 2, payment shall have been made for such Shares as set forth above or, if such day is not a business day, on the next succeeding business day.  The Shares so purchased, representing the aggregate number of shares specified in the executed Exhibit A, shall be delivered to the holder hereof within a reasonable time, not exceeding ten (10) business days, after this Warrant shall have been so exercised.  If (a) the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and (b) the certificates therefor are not required to bear a legend and the holder is not obligated to return such certificate for the placement of a legend thereon, the Company, upon request of the Holder, shall cause its transfer agent to electronically transmit the Shares so purchased to the Holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”).  If the aforementioned conditions to a DTC Transfer are not satisfied or such transfer is not so requested by the Holder, the Company shall deliver to the holder physical certificates representing the Shares so purchased.

If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Shares purchasable hereunder. Upon receipt by the Company of this Warrant at the office of the Company, in proper form for exercise and, unless a net exercise if being made in accordance with Section 2, accompanied by the Exercise Price, the Holder shall be deemed to be the holder of record of the Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Shares shall not then be actually delivered to the Holder.

2.                                       Net Exercise. The Holder, in lieu of paying cash upon the exercise of the Warrant, may receive a number of shares of Common Stock calculated according to the following formula without the payment of any cash in consideration for the cancellation of all or a portion of the Warrant:

X = [(V - E) x N] ÷ V

where “X” equals the number of shares of Common Stock to be received upon cancellation of the Warrant (or the portion hereof being cancelled) pursuant to this Section 2; “N” equals the number of shares of Common Stock issuable upon Warrant exercise if exercised for cash; “E” equals the exercise price of the Warrant; and “V” equals the value of a share of Common Stock on the date the Holder exercises this Warrant calculated as follows: (a) if the stock of the Company is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq Stock Market, its value shall be the closing sales price for such stock or the closing bid if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication; or (b) if the stock of the Company is regularly quoted by a recognized securities dealer but selling prices are not reported, its value shall be the mean between the high bid and low asked prices for the stock on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

3.                                       Reservation of Shares.  The Company hereby agrees that at all times that this Warrant remains outstanding there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance or delivery upon exercise of this Warrant.

4.                                       Limit on Fractional Shares.  No fractional Shares, shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

5.                                       Shares to be Fully Paid.  All Shares will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid and nonassessable and free from all taxes, liens, claims and encumbrances.

6.                                       Exchange, Assignment or Loss of Warrant.  This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other Warrants of different denominations entitling the Holder thereof to purchase (under the same terms and conditions as provided by this Warrant) in the aggregate the same number of Shares purchasable hereunder.  Subject to Section 12, any transfer or assignment shall be made by surrender of this Warrant to the Company with the Assignment Form annexed hereto as Exhibit B duly executed and with funds sufficient to pay any transfer tax; whereupon the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled.  This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof.  The term “Warrant” as used herein includes any warrants issued in substitution for or replacement of this Warrant, or into which this Warrant may be divided or exchanged.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.  Subject to such right of indemnification, any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

7.                                       Rights of the Holder.  The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant (and, if the Holder is a party or an assignee or rights therein, the Purchase Agreement and the Investor Rights Agreement) and are not enforceable against the Company except to the extent set forth herein (or therein).

8.                                       Adjustment Provisions.  The number and type of shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

(a)                                  If the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the number of shares of Common Stock for which this Warrant is exercisable and the Exercise Price shall be appropriately adjusted so that the number of shares of Common Stock issuable on exercise of this Warrant shall be increased, and the Exercise Price shall be decreased, in proportion to such increase in outstanding shares.

(b)                                 If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the number of shares of Common Stock for which this Warrant is exercisable and the Exercise Price shall be appropriately adjusted so that the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased, and the Exercise Price increased, in proportion to such decrease in outstanding shares.

(c)                                  In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), any consolidation or merger of the Company, or any sale, lease, conveyance to another person of the property of the Company pursuant to which the Company’s Common Stock is converted into other securities, cash or assets, each Warrant shall after such reorganization, reclassification, consolidation, merger or conveyance be exercisable into the kind and number of shares of stock or other securities or property of the Company or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exercise of such Warrant would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance.  The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or conveyances.

(d)                                 If any event occurs of the type contemplated by the adjustment provisions of this Section 8 but not expressly provided for by such provisions, the Company will give notice of such event to the Holders, and the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock acquirable upon exercise of this Warrant so that the rights of the holder shall be neither enhanced nor diminished by such event.

9.                                       Statement of Adjustment.  Whenever the Exercise Price shall be adjusted as provided in Section 8, the Company shall make available for inspection by the Holder during regular business hours, at its principal executive offices or at such other place as may be designated by the Company, a statement, signed by its chief executive officer or president, showing in detail the facts requiring such adjustment and the Exercise Price that shall be in effect after such adjustment.  The Company shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to Holder at such Holder’s address appearing on the Company’s records.

10.                                 Notification of Other Events. In case at any time:

(a) the Company shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (other than dividends or distributions payable in cash out of retained earnings consistent with the Company’s past practices with respect to declaring dividends and making distributions) to the holders of the Common Stock;

(b) the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

(c) there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into another corporation or entity such that the holders of the Company’s capital stock immediately prior to such transaction or series of related transactions hold less than 50% of the capital stock of the surviving corporation or entity immediately after such transaction or series of transactions, or sale of all or substantially all of the Company’s assets to another corporation or entity; or

(c) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each such case, the Company shall give to the Holder (i) notice of the date or estimated date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable estimate thereof by the Company) when the same shall take place.  Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be.  Such notice shall be given at least twenty (20) days prior to the record date or the date on which the Company’s books are closed in respect thereto.  The Company shall publicly disclose the events with respect to which any notice delivered hereunder relates prior to delivery of such notice to the holder of this Warrant.

11.                                 Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party shall be in writing and delivered in person or by courier or by facsimile transmission (followed by mailing certified mail, postage prepaid, return receipt requested) or mailed by certified mail, postage prepaid, return receipt requested, as follows: (a) to the Holder at the Holder’s address as it appears in the records of the Company or at such other address as the Holder may otherwise indicate in a written notice delivered to the Company or (b) to the Company, at 998 Forest Edge Drive, Vernon Hills, IL 60061, Attn: President, or at such other address as the Company may otherwise indicate in a written notice delivered to Holder.  All such notices, requests, instructions, documents and other communications will (i) if delivered personally to the address as provided in this Section 11, be deemed given upon delivery, (ii), if delivered by facsimile transmission to the facsimile number as provided in this Section 8, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 11, five (5) days after being placed in the mail.

12.                                 Transfer to Comply with the Securities Act of 1933.  The Company may cause the following legend, or one similar thereto, to be set forth on each certificate representing the Shares or any other security issued or issuable upon exercise of this Warrant:

The securities represented by this certificate may not be offered for sale, sold or otherwise transferred in the absence of an effective registration statement under the Securities Act of 1933 (the “Act”), and under any applicable state securities law, an opinion of counsel satisfactory to the Company that such registration is not, in the circumstances required, or evidence satisfactory to the Company that the Shares have been sold in compliance with Rule 144 promulgated under the Act.

Neither this Warrant nor any Shares issued upon the exercise hereof shall be transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from the registration provisions thereof.  Notwithstanding the foregoing, following the date on which the Shares have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to the Investor Rights Agreement or otherwise may be sold by the holder pursuant to Rule 144(k) promulgated under the Act (or a successor rule), the Shares shall not bear any restrictive legend.

13.                                 Exemption from Registration for Warrant Exercise.

The Company and the Holder acknowledge that the Company will be relying on an exemption from the registration requirements of the Act to deliver Shares to the Holder(s) upon the exercise of the Warrant.  The Holder agrees to provide the Company with such information and representations as may be requested by the Company in order to establish a claim to an exemption from the registration requirements of the Act, and any applicable state securities laws, including, a representation that the Holder(s) are taking the Shares for investment, and not with a view to distribution.

14.                                 Governing Law; Jurisdiction.  This Warrant shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in the State of California.  Each of the Company and the Holder irrevocably consents to the non-exclusive jurisdiction of the United States federal courts and state courts located in San Francisco, California in any suit or proceeding based on or arising under this Warrant.  Each of the Company and the Holder irrevocably waives any objection to the laying of venue and the defense of an inconvenient forum to the maintenance of such suit or proceeding in such courts.  Each of the Company and the Holder further agrees that service of process upon it mailed by certified or registered mail to the address set forth in Section 11 shall be deemed in every respect effective service of process upon it in any such suit or proceeding.  Nothing herein shall affect the Holder’s right to serve process in any other manner permitted by law.  Each of the Company and the Holder agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

15.                                 Successors and Assigns.  The rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder hereof.  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder.

16.                                 Amendment.  This Warrant may not be modified or amended or the provisions hereof waived except by the written consent of the Company and the Holder.

17.                                 Other Actions.  The Company will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the economic benefit inuring to the holder hereof and the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

CENTIV, INC.

By:
Name:
Title:

EXHIBIT A

PURCHASE FORM

Dated:               , 200

The undersigned hereby irrevocably elects to exercise the Warrant to the extent of purchasing                 shares of Common Stock of Centiv, Inc.

[Check one of the following:]

            The undersigned is tendering herewith $               in payment of the exercise price of the shares purchased.

            The undersigned elects to cancel the Warrant in consideration for the issuance of shares in lieu of a cash payment pursuant to Section 2 of the Warrant.

[   ]  The undersigned requests that the Company cause its transfer agent to electronically transmit the Common Stock being acquired hereby to the account of the undersigned or its nominee (which is                                  ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).

INSTRUCTIONS FOR REGISTRATION OF SHARES

Name:
(Please typewrite or print in block letters)

Address:

Signature:

EXHIBIT B

ASSIGNMENT FORM

Dated:                    , 200

FOR VALUE RECEIVED,

hereby sells, assigns and transfers unto

Name:
(Please typewrite or print in block letters)

Address:

the right to purchase Shares represented by this Warrant to the extent of                          shares Common Stock as to which such right is exercisable and does hereby irrevocably constitute and appoint                                , attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Signature: